Exhibit 2
EXECUTION COPY
OMNIBUS AGREEMENT
This Omnibus Agreement (this “Agreement”), dated as of March 5, 2010, is entered into by and among Centerline Holding Company, a Delaware statutory trust (“Centerline”), Centerline Capital Company, LLC, a Delaware limited liability company (“CCC” and together with Centerline, the “Centerline Parties”), Related Special Assets LLC, a Delaware limited liability company (“RSA”) and Related General II, L.P. (“RG II”, and together with RSA , the “Related Parties”).
Preliminary Statement
The Related Parties hold the following securities issued by the Centerline Parties:
•	11% Cumulative Convertible Preferred Shares, Series A-1 issued by Centerline (the “11% Preferred Shares”) — held by RSA;
•	Special Preferred Voting Shares issued by Centerline (the “SPV Shares”) - held by RG II; and
•	Special Common Units issued by CCC (the “SCUs”) — held by RG II
Centerline has advised the Related Parties that it expects to enter into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (i) Centerline’s assets comprising the former ARCap Investors LLC (“ARCap”) business and certain other assets and (ii) newly issued Special Series A Shares (as defined below) representing an approximately twenty percent (20%) fully diluted ownership interest in Centerline, for an aggregate purchase price equal to (a) approximately $50,000,000 in cash and (b) the assumption of approximately $60,000,000 of Centerline’s senior secured debt obligations (the “Island Sale”). In addition, Centerline will enter into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which such affiliate will provide executive management services to Centerline (the “Restructuring”, and together with the Island Sale, the “Transaction”). The expected terms of the Transaction, including the Restructuring, are summarized on Schedule III hereto (the “Transaction Summary”).
Reclassification/Trust Amendment. As a condition to consummating the Transaction, Centerline must effectuate a recapitalization with respect to the following shares (the “Existing Preferred Shares”): (i) the outstanding 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the “4.4% CRA Preferred Shares”), Convertible Community Reinvestment Act Preferred Shares (the “CRA Preferred Shares”), Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Preferred Shares” and together with the 4.4% CRA Preferred Shares and the CRA Preferred Shares, the “Existing CRA Preferred Shares”); and (ii) the outstanding 11% Preferred Shares. Pursuant to the transactions contemplated by paragraphs (i), (ii) and (iii) below, referred to as the “Recapitalization”), the Existing Preferred Shares and the 11% Preferred Shares will:

(i) except as provided in clauses (ii) and (iii) below with respect to the 4.4% CRA Preferred Shares, if applicable, and the 11% Preferred Shares be surrendered to Centerline and cancelled in exchange for the issuance by Centerline of Special Series A Shares (the “Special Series A Shares”), with the rights and privileges set forth in the certificate of designation substantially in the form attached hereto as Exhibit A (the “Special Series A COD”),
(ii) at Centerline’s option, and in its sole and absolute discretion, in the case of the 4.4% CRA Preferred Shares, be reclassified into Special Series A Shares by means of an amendment to the certificate of designation of the 4.4% CRA Preferred Shares (the “4.4% COD”) that amends and restates the 11.0% COD in its entirety as provided in the Special Series A COD (the “4.4% COD Amendment”), and
(iii) in the case of the 11% Preferred Shares, be reclassified into Special Series A Shares (the “Reclassification”) by means of an amendment to the certificate of designation of the 11% Preferred Shares (the “11.0% COD”) that amends and restates the 11.0% COD in its entirety as provided in the Special Series A COD, substantially the form attached hereto as Exhibit B (the “11% COD Amendment”).
Following the Recapitalization, Centerline will seek to amend its current Trust Agreement (as defined below) to increase the number of shares of Centerline authorized for issuance (the “Trust Amendment”) to permit the automatic conversion of the Special Series A Shares into the appropriate number of Common Shares (as defined below) pursuant to the terms of the Special Series A COD, the 4.4% COD Amendment, if applicable, and the 11% COD Amendment.
RSA is the holder of 11% Preferred Shares in the number set forth on Schedule I hereto, representing approximately ninety-seven percent (97%) of the issued and outstanding 11% Preferred Shares. RSA (i) desires to approve and consent to the Reclassification pursuant to the 11% COD Amendment and to have its 11% Preferred Shares reclassified into the number of Special Series A Shares set forth on Schedule I hereto and (ii) agrees to approve and consent to the Trust Amendment (and to grant an irrevocable proxy to Centerline, or any person designated by Centerline, to vote its Special Series A Shares in favor thereof) in accordance with terms set forth herein.
SPV Amendment. In addition, RG II (an affiliate of RSA) is the holder of SPV Shares in the number set forth on Schedule II hereto. In connection with the Transaction and the Recapitalization, RG II desires to amend the certificate of designation of the SPV Shares in substantially the form of amendment attached hereto as Exhibit C to, among other matters, eliminate the right of the holders of the SPVs to nominate and/or elect certain trustees to Centerline’s board of trustees (the “SPV COD Amendment”) and therefore desires to approve and consent to the SPV COD Amendment and (and grant an irrevocable proxy to Centerline, or any person designated by Centerline, to vote such SPV Shares in favor thereof) in accordance with the terms set forth herein.

Release. In connection with the Transaction, Centerline, on the one hand, and the Related Parties and The Related Companies, L.P. (“TRCLP”), on the other, have agreed to mutually release each other from certain losses and claims they may have against the other.
SCU Amendment. In addition, RG II is the holder of SCUs in the number set forth on Schedule II hereto. In connection with the Transaction and the Recapitalization, RG II has agreed to amend the Amended and Restated Operating Agreement of CCC (the “CCC Operating Agreement”) in substantially the form of amendment attached hereto as Exhibit D (the “CCC Operating Agreement Amendment”) to eliminate (x) the distribution tax gross-up (i.e., the Preferred Return as defined in the CCC Operating Agreement) and provide that the distribution on each SCU will be equal in amount to any dividend paid on each Common Share and (y) Centerline’s obligation to contribute the Quarterly Distribution Shortfall (as defined in the CCC Operating Agreement).
NOL Lock-Up Agreement. In connection with the Restructuring, Centerline must also enter into certain protective measures to prevent Centerline from experiencing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and compromising its ability to use its net operating losses (“NOLs”). Centerline views its NOLs as a valuable asset of Centerline, which is likely to inure to the benefit of Centerline and its shareholders, and Centerline believes that it is in the best interests of Centerline and its shareholders to provide for the protection of Centerline’s NOLs. RSA and RG II understand and agree with this view.
In connection therewith, and as a condition to consummating the Transaction, Centerline will adopt a Tax Benefit Preservation Plan (the “NOL Preservation Plan”) substantially in the form attached hereto as Exhibit E. As a further protective measure, Centerline must enter into lock-up agreements (the “Lock-Up Agreements”) in substantially the form attached hereto as Exhibit F with certain holders (the “Existing Holders”) of shares of beneficial interest in Centerline (which includes RSA and RG II and their beneficial owners) who, as of the effective date of the NOL Preservation Plan, individually own 4.75% or more of such shares then outstanding together with any Affiliates and Associates (in each case, as defined in the Lock-Up Agreements) of such holder.
Advisory Agreement; ROFO/ROFR Rights. As part of the Restructuring, TRCLP Affordable Acquisitions LLC, a Delaware limited liability company and an affiliate of both RSA and RG II (“TRCLP Affordable”), will enter into a Consulting and Advisory Agreement (the “Advisory Agreement”), with Centerline Capital Group, Inc., a subsidiary of Centerline, in substantially the form attached hereto as Exhibit G pursuant to which TRCLP Affordable will perform consulting and advisory services for Centerline in consideration for which Centerline will grant TRCLP Affordable, among other things, rights of first refusal and rights of first offer (the “ROFO/ROFR Rights”) with respect to certain Tax Credit Properties and Tax Credit Equity Interests (in each case, as defined in the Advisory Agreement).
Debt Assumption. In consideration of the ROFO/ROFR Rights, TRCLP Affordable has agreed to incur five million dollars ($5,000,000) of Centerline’s senior secured debt that will remain outstanding following the Restructuring pursuant to a loan agreement substantially in the form attached hereto as Exhibit H (the “Related Loan Agreement”).
Amendment Agreement. In addition to the agreements contemplated by the Transaction, Centerline and RSA entered into a Settlement Agreement dated April 8, 2009 (the “Settlement Agreement”) in connection with the settlement of Carfagno v. Schnitzer, 08-CV-912(SAS) (S.D.N.Y.) and other related lawsuits (the “Settlement”) pursuant to which RSA agreed to waive (the “Waiver”) certain of its rights under the Certificate of Designation for the 11.0% Preferred Shares (the “11% Certificate of Designation”) with respect to the dividend rate and conversion price for the 11.0% Preferred Shares that RSA holds (the “RSA Shares”). On May 18, 2009, the court having jurisdiction over the Settlement (the “Court”) issued its Order and Final Judgment (the “Order”) approving the Settlement, including the Waiver, but such Order is not effective until the dismissal of the actions Off v. Ross, et al, Civ. A. No. 3468-VCP (Del. Ch.) and Ciszerk v. Ross, Civ. A. No. 3511-VCP (Del. Ch.) (the “Dismissal”). In order to implement the Waiver and in accordance with the amendment provisions of the 11% Certificate of Designation contained in Section 5(c)(i)(ii) thereof, Centerline and RSA have agreed to amend in its entirety the 11% Certificate of Designation pursuant to the Amendment Agreement attached hereto as Exhibit I (the “Amendment Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Agreement
ARTICLE I.
RECLASSIFICATION OF 11% PREFERRED SHARES
1.1 Consent to Reclassification; Surrender of Share Certificates. Subject to the terms and conditions of this Agreement:
(a) Effective as of the closing date of the Transaction (the “Transaction Closing Date”) and subject to the provisions of Article VI hereof, RSA hereby irrevocably and unconditionally:
(i) consents to the adoption of the 11% COD Amendment and all of its 11% Preferred Shares shall be deemed voted in favor of the 11% COD Amendment; and
(ii) surrenders all of its 11% Preferred Shares, including any of its rights, powers, preferences, limitations, duties and obligations as a holder of 11% Preferred Shares, in exchange for the number of Special Series A Shares set forth on Schedule I hereto and shall deliver to Centerline for cancellation the share certificate(s) (the “11% Preferred Certificates”) representing such 11% Preferred Shares so surrendered for exchange.
1.2 Adoption of the 11% COD Amendment; Delivery of Share Certificates.

(a) Upon the consent of RSA to the adoption of the 11% COD Amendment in accordance with Section 1.1, Centerline shall formally adopt the 11% COD Amendment, effective as of the Transaction Closing Date.
(b) As soon as practicable after the Transaction Closing Date, Centerline shall deliver to RSA a certificate in substantially the form attached hereto as Exhibit K (the “Special Series A Certificate”) evidencing the Special Series A Shares owned by RSA.
(c) To the extent Section 5.c.ii of the 11.0% COD is applicable, in connection with the consummation of the Transaction, RSA, as the holder of at least a majority of the outstanding 11%Preferred Shares, hereby irrevocably and unconditionally provides its consent under Section 5.c.ii of the 11.0% COD.
ARTICLE II.
AMENDMENT OF THE CERTIFICATE OF DESIGNATION OF THE SPECIAL PREFERRED VOTING SHARES
2.1 Consent to Amendment. Effective as of the Transaction Closing Date and subject to the provisions of Article VI hereof, RG II hereby irrevocably and unconditionally consents to the adoption of the SPV COD Amendment and all of its SPV Shares shall be deemed voted in favor of the SPV COD Amendment.
2.2 Adoption of the SPV COD Amendment. Upon the consent of RG II to the adoption of the SPV COD Amendment in accordance with Section 2.1, Centerline shall formally adopt the SPV COD Amendment, effective as of the Transaction Closing Date.
ARTICLE III.
AMENDMENT OF THE LIMITED LIABILITY COMPANY AGREEMENT OF CENTERLINE CAPITAL COMPANY, LLC
3.1 Consent to Amendment. Effective as of the Transaction Closing Date and subject to the provisions of Article VI hereof, RG II hereby irrevocably and unconditionally consents to the CCC Operating Agreement Amendment and all of its SCUs shall be deemed voted in favor of the CCC Operating Agreement Amendment.
3.2 Adoption of the CCC Operating Agreement Amendment. Upon receipt of the consent of RG II, CCC shall formally adopt the CCC Operating Agreement Amendment.
ARTICLE IV.
AMENDMENT TO TRUST AGREEMENT
4.1 Consent to Amendment of Trust Agreement. In the event that:
(a) the board of trustees of Centerline (i) deems it to be advisable and in the best interests of Centerline and its shareholders to recommend approval by Centerline’s shareholders of the Trust Amendment to increase the number of authorized shares of Centerline from 160,000,000 Shares to at least the minimum number of Common Shares necessary to effectuate, in accordance with the Special Series A COD, the 4.4% COD Amendment and the 11% COD

Amendment, the conversion into Common Shares of all Special Series A Shares issued or created pursuant to the Transaction and (b) adopts a resolution setting forth the Trust Amendment, and
(b) the board of trustees of Centerline submits the Trust Amendment to the shareholders of Centerline entitled to vote for the approval and adoption thereof, then the Related Parties hereby agree to (A) approve and adopt the Trust Amendment on the terms set forth therein and (B) vote all of the Special Series A Shares owned by RSA and all of the SPV Shares owned by RG II as contemplated in this Agreement in favor of adopting the Trust Amendment at every annual, special or adjourned meeting of the shareholders of Centerline and in every written consent in lieu of such meeting at which or in which the approval and adoption of the Trust Amendment is presented for shareholder action.
4.2 Grant of Irrevocable Proxy.
(a) By executing this Agreement, the Related Parties hereby irrevocably appoint Centerline, or any person designated by Centerline, with full power of substitution and re-substitution, as the sole attorney, agent and proxy for the Related Parties and hereby authorize and empower Centerline, or any person so designated by Centerline, as its proxy to vote all of the Special Series A Shares (created in connection with the Reclassification) of RSA identified on Schedule I hereto and all of the SPV Shares of RG II identified on Schedule II hereto, in each case, that now or hereafter may be owned beneficially or of record by RSA or RG II, as applicable, and to exercise all voting and other rights of the Related Parties (to the fullest extent the Related Parties are entitled to do so) with respect to such Special Series A Shares and such SPV Shares, at every annual, special or adjourned meeting of the shareholders of Centerline and with respect to any written consent in lieu of any such meeting, the power to execute and deliver such written consent.
(b) This proxy is limited strictly to the matters specified in Section 4.1 hereof and shall not be exercisable with respect to any other matter that is subject to approval by Centerline’s shareholders.
(c) To the fullest extent permitted by law, this proxy (a) is coupled with an interest, (b) shall be irrevocable and binding on successors and assigns of the Related Parties (including any transferee of any of the aforementioned Special Series A Shares or SPV Shares, as applicable), (c) shall be valid beyond eleven (11) months after the date of the execution of this Agreement and not be terminated by operation of law or upon the occurrence of any event.
(d) The proxy set forth in this Section 4.2 shall operate to revoke any prior proxy as to such Special Series A Shares heretofore granted by RSA and to such SPV Shares heretofore granted by RG II and, unless Centerline directs the Related Parties otherwise in writing, the Related Parties agree (i) not to grant any subsequent proxies with respect to the aforementioned Special Series A Shares or SPV Shares, (ii) to deposit any such Special Series A Shares or SPV Shares into a voting trust or (iii) to enter into a voting agreement with respect to such Special Series A Shares or SPV Shares.

ARTICLE V.
INSURANCE COVERAGE; RELEASES
5.1 Insurance Coverage. From and after the Transaction Closing Date, subject to applicable law, Centerline, shall indemnify and hold harmless all its past and present officers and directors, including Stephen M. Ross and Jeff Blau (“Directors and Officers”), to the same extent and in the same manner the Directors and Officers are entitled to be indemnified as of the date of this Agreement pursuant to its Trust Agreement and Centerline Bylaws (collectively, “Indemnification Arrangements”), for acts or omissions occurring at or prior to the Transaction Closing Date. Centerline agrees that all rights of the Directors and Officers to exculpation, advancement of expenses and indemnification under the Indemnification Arrangements shall survive the Transaction Closing Date and shall continue in full force and effect in accordance with their terms and that such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Directors and Officers. Centerline shall pay any expenses of the Directors and Officers under this Section 5.1 as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law. The provisions of this Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each of Messrs. Ross and Blau, his heirs and his representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
5.2 Mutual Releases.
(a) Centerline Release. Centerline on behalf of itself and on behalf of each of its respective subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders and employees, successors and assigns, absolutely and irrevocably releases, remises, acquits and forever discharges the Related Parties and TRCLP and every entity and person affiliated with, preceding and/or succeeding the Related Parties and TRCLP including, without limitation, all of their affiliates, officers, directors, trustees, partners, members, fiduciaries, shareholders, agents, attorneys, and employees (collectively, the “Related Released Parties”) from any and all claims, rights, demands, suits, actions or causes of action, losses, costs, obligations, liabilities, expenses, debts and duties of every kind or nature, known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, at law or in equity (“Claims”), arising out of or relating in any way to the Securities Purchase Agreement dated as of January 25, 2008, between Centerline and RSA (the “SPA”).
(b) Related Release. Each Related Party and TRCLP, on behalf of itself and on behalf of each of its respective subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders and employees, successors and assigns, absolutely and irrevocably releases, remises, acquits and forever discharges Centerline and every entity and person affiliated with, preceding and/or succeeding Centerline including, without limitation, all of their affiliates, officers, directors, trustees, partners, members, fiduciaries, shareholders, agents, attorneys, and employees (collectively, the “Centerline Released Parties”) from any and all Claims, arising out of or relating in any way to (i) the SPA; and (ii) the Common Shares, the SPV Shares, the 11% Preferred Shares or the SCUs held by the Related Parties or TRCLP to the extent related to Claims through and including the Transaction Closing Date. Notwithstanding the foregoing, the release of the Centerline Released Parties provided in this Section 5.2(b) shall not be effective with respect to the indemnification obligations of Centerline under the SPA.
(c) Attorneys’ Fees. In the event any action is filed to enforce or defend releases in Sections 5.2(a) or (b), the prevailing party in such action shall be entitled to, in addition to any other damages or relief available, an award of reasonable attorneys’ fees and costs incurred in connection with such action, including reasonable attorneys’ fees and costs incurred in any bankruptcy or appellate proceeding.
(d) Advice of Counsel. In executing releases in Sections 5.2(a) or (b), each party hereto acknowledges that it has consulted with and had the advice of independent legal counsel of its own choosing in negotiations for and preparation of such releases and that each party was fully advised by such legal counsel with respect to all rights which are affected by such releases.
ARTICLE VI.
INDEMNIFICATION
6.1 If Centerline or its Affiliates agrees to provide to any other holder of Existing Preferred Shares indemnification rights against claims by third parties with respect to the Transaction, the Related Parties shall also be entitled to the same indemnification right.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of the Centerline Parties. The Centerline Parties hereby represent and warrant to the Related Parties that as of the Transaction Closing Date:
(a) Due Organization; Good Standing.
(i) Centerline is duly created, validly existing and in good standing as a statutory trust under the laws of the State of Delaware.
(ii) CCC is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) Centerline has the requisite trust power and authority to execute and deliver this Agreement and to carry out the Reclassification and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by Centerline and (assuming the due authorization, the execution and delivery by the Related Parties) constitutes the legal, valid and binding obligation of Centerline, enforceable against Centerline in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

(ii) CCC has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by CCC and (assuming the due authorization, the execution and delivery by the Related Parties) constitutes the legal, valid and binding obligation of CCC, enforceable against CCC in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) Reclassification of Special Series A Shares.
(i) The Special Series A Shares created through the Reclassification, upon formal adoption of the 11% COD Amendment, shall have been duly authorized and upon creation pursuant to the 11% COD Amendment will be validly issued and outstanding, fully paid and nonassessable.
(ii) Centerline has reserved (to the extent required) from its duly authorized shares the maximum number of Special Series A Shares contemplated by (a) this Agreement, (b) the 4.4% COD Amendment, (c) the Special Series A COD and (d) those certain Consent and Exchange Agreements between Centerline and certain holders of the Existing CRA Preferred Shares (items (b), (c) and (d) referred to herein as the “Other Agreements”).
(d) Absence of Defaults.
(i) The execution, delivery and performance of this Agreement by Centerline and the consummation of the Reclassification and the other transactions contemplated hereby will not (i) violate any provision of applicable law, (ii) violate any provisions of Centerline’s Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (collectively, the “Trust Agreement”), or the Fifth Amended and Restated Bylaws of Centerline (as amended, the “Centerline Bylaws”) or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to Centerline or its assets.
(ii) The execution, delivery and performance of this Agreement by CCC and the other transactions contemplated hereby will not (i) violate any provision of applicable law, (ii) violate any provisions of organizational documents or governing instruments or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to CCC or its assets.
(e) No Conflicts. The execution, delivery and performance of this Agreement by the Centerline Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Transaction) any material lease or agreement of the Centerline Parties pursuant to, any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Centerline Parties.
(f) SEC Reports; Financial Statements. Centerline has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof on a timely basis (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all materials respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Except as qualified in the SEC Reports, the audited and unaudited financial statements and schedules included in the SEC Reports present fairly in all material respects the consolidated financial position of Centerline and its subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of Centerline and its subsidiaries for the periods specified therein; except as qualified in the SEC Reports, such financial statements and schedules have been prepared in conformity with the books and records of Centerline and generally accepted accounting principles applied on a consistent basis during the periods involved.
(g) Capitalization of Centerline.
(i) All of the issued and outstanding beneficial interests in Centerline (a) have been duly and validly authorized and are fully paid and nonassessable, (b) have been issued in compliance with all federal and state securities laws and (c) were not issued in violation of any preemptive right, resale right, right of first refusal or other similar right.
(ii) Except as contemplated by this Agreement, the Other Agreements, the Trust Agreement, or as disclosed in the SEC Reports or Schedule III hereto, there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which Centerline is or may become obligated to issue or sell any of Centerline’s shares or other securities (or securities convertible into securities of Centerline), (ii) preemptive rights, resale rights, rights of first refusal or similar rights to purchase or otherwise acquire shares or other securities of Centerline pursuant to any provision of applicable law, the Trust Agreement or any contract, “shareholders’ rights plan”, “poison pill” (other than the NOL Preservation Plan) or similar plan, arrangement or scheme to which Centerline is a party or (iii) right, contractual or otherwise, to cause Centerline to register pursuant to the Securities Act, any beneficial interests in Centerline upon the creation of the Special Series A Shares, in each case, other than those rights that have been expressly waived, fully and unconditionally.
(iii) Immediately following the creation of the Special Series A Shares pursuant to the Special Series A COD and the reclassification of the 4.4% Preferred Shares and the 11% Preferred Shares pursuant to the 4.4% COD Amendment and the 11% COD Amendment, respectively, and assuming all requisite holders of Existing CRA Preferred Shares enter into or otherwise duly approve Other Agreements, the Special Series A Shares will represent not less than fifty-one percent (51%) of the voting power and liquidation rights of Centerline’s Common Shares (as defined in the Trust Agreement) on a fully diluted basis, assuming vesting of all outstanding restricted Common Shares and conversion or exchange of all outstanding vested options exercisable for Common Shares, SPV Shares or SCUs.

(h) Issuance Exemption. Based upon and assuming the accuracy of the representations of the Related Parties in Section 7.2 hereof and the holders of beneficial interest in Centerline in the Other Agreements, the creation of the Special Series A Shares pursuant to the Reclassification does not require registration under the Securities Act or applicable state securities and “blue sky” laws. Centerline has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws.
(i) Consents. The Centerline Parties are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement, except those that will have been obtained as of the Transaction Closing Date.
7.2 Representations and Warranties of the Related Parties. The Related Parties hereby represent and warrant to the Centerline Parties that as of the Transaction Closing Date:
(a) Due Organization; Good Standing. The Related Parties are duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization.
(b) Authority; Enforceability; Corporate and Other Proceedings. The Related Parties have the requisite power and authority (i) to execute and deliver this Agreement, (ii) to consent to the 11% COD Amendment, (iii) to consent to the SPV COD Amendment, (iii) to consent to the CCC Operating Agreement Amendment and (iv) to carry out the Reclassification and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by the Related Parties and constitutes the legal, valid and binding obligation of the Related Parties, enforceable against the Related Parties in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (b) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) 11% Preferred Shares.
(i) RSA owns and possesses good and valid title to all of the 11% Preferred Shares as set forth on Schedule I hereto, free and clear of all liens (statutory or otherwise), mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or other encumbrances or restrictions of whatever nature.
(ii) Other than the 11% Preferred Shares set forth on Schedule I hereto, RSA does not own or hold any other 11% Preferred Shares.
(d) SPV Shares and SCUs.
(i) RG II owns and possesses good and valid title to all of the SPV Shares and SCUs set forth on Schedule II hereto, free and clear of all liens (statutory or otherwise), mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or other encumbrances or restrictions of whatever nature.

(ii) Other than the SPV Shares and the SCUs set forth on Schedule II hereto, RG II does not own or hold any SPV Shares or SCUs.
(e) Absence of Defaults. The execution, delivery and performance of this Agreement by the Related Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not violate (i) any provision of applicable law, (ii) any provision of RSA’s organizational documents or governing instruments, (iii) any provision of RG II’s organizational documents or governing instruments, or (iv) any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to the Related Parties or their respective assets.
(f) No Conflicts. The execution, delivery and performance of this Agreement by the Related Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Transaction) any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Related Parties.
(g) Consents. The Related Parties are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement.
(h) Experience. The Related Parties are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act and, by virtue of their experience in evaluating and investing in private placement transactions of securities in companies similar to the Centerline Parties, the Related Parties are capable of evaluating the merits and risks of its investment in the Centerline Parties and has the capacity to protect their own interests. The Related Parties have had access to the Centerline Parties’ senior management and has had the opportunity to conduct such due diligence review as it has deemed appropriate.
(i) Investment.
(i) The Related Parties have not been formed solely for the purpose of making this investment and is not making this investment with the view to, or for resale in connection with, any distribution of any part thereof in violation of, or in a manner that would require registration of the Special Series A Shares created as contemplated hereby under the Securities Act.
(ii) The Related Parties acknowledge and understand that (i) the Special Series A Shares have not been registered under the Securities Act or applicable state securities or “blue sky” laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities or “blue sky” laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Related Parties’ representations as expressed herein and the Related Parties will not take any actions that would have caused the Special Series A Shares being acquired in the Reclassification, to be registered under the Securities Act or applicable state securities or “blue sky” laws, as applicable, and (ii) the Centerline Parties do not intend to register the Special Series A Shares under any such securities’ laws.
(iii) The Related Parties are able to bear the economic risk and lack of liquidity inherent in holding the Special Series A Shares and can afford a total loss of its investment.
(j) Transfer Restrictions. The Related Parties acknowledge and understand that it must bear the economic risk of this investment for an indefinite period of time because the Special Series A Shares (and the Common Shares into which they will be converted) must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or unless an exemption from such registration is available. The Related Parties understand that any transfer agent of the Centerline Parties will be issued stop transfer instructions with respect to the Special Series A Shares unless any transfer thereof is subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or unless an exemption from such registration is available.
7.3 Representations and Warranties of the Centerline Parties and the Related Parties. Each party hereto hereby represents and warrants to the other party that it has not and will not pay any commission or other remuneration, directly or indirectly, to any broker or other intermediary, in connection with the Reclassification.
ARTICLE VIII.
ACKNOWLEDGMENTS
8.1 Acknowledgments. The Related Parties hereby acknowledges that:
(a) Representatives of Island C-III Holdings LLC and the Centerline Parties have met with the Related Parties and presented an overview of the Transaction;
(b) they have received and thoroughly reviewed the Transaction Summary;
(c) they have had such opportunity as they deem adequate to obtain from representatives of the Centerline Parties such information as is necessary to permit the Related Parties to fully comprehend the Transaction Summary and to evaluate the merits and risks of the Transaction described therein and the Reclassification contemplated hereby;
(d) the terms of the Transaction are not yet final and are subject to further negotiation and documentation; and
(e) they have and are acting for themselves and not at the direction or instruction of any other person or entity, including the Centerline Parties.
ARTICLE IX.
MISCELLANEOUS
9.1 Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto), the 11% COD Amendment, the Amendment Agreement, the SPV COD Amendment, the CCC Operating Agreement Amendment, the Lock-Up Agreements, the Release, the Advisory

Agreement, and the Related Loan Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral. The terms of this Agreement shall not be modified or amended except by subsequent written agreement of the parties hereto.
9.2 Termination. This Agreement shall be of no force and effect if the Transaction Closing Date has not occurred on or before September 30, 2010.
9.3 Counterparts; Facsimile; PDF. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.
9.4 Waiver. No waiver by one of the parties hereto of the another party’s breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
9.5 Governing Law. The parties hereto agree that this Agreement shall be construed, and the rights and obligations of the parties hereto under the Agreement shall be determined, in accordance with the substantive laws of the State of Delaware applicable to contracts to be performed entirely within the State of Delaware as though this Agreement were to be wholly performed within the State of Delaware and as though all persons or entities who are parties hereto were domiciliaries of the State of Delaware.
9.6 Consent to Jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the federal and state courts of New York located in New York County, New York, in connection with any action arising out of or relating to this Agreement and any of the agreements, instruments and other documents entered into in connection herewith and the parties hereto hereby irrevocably agree that all claims in respect of any such suit, action or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS

(WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
9.8 Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision of this Agreement is held to be unlawful, invalid or unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect and shall be binding upon the parties hereto.
9.9 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.
9.10 No Third Party Beneficiaries. Except as set forth in Article V, Article VI and Article IX hereof, this Agreement is not intended and shall not be construed to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.
9.11 Further Assurances. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under any United States federal, state or local statute, law, ordinance, regulation, rule, code order or other requirement or rule of law, and execute and deliver such documents and other instruments, as may be required to carry out the provisions of this Agreement and effect the transactions contemplated by this Agreement.
9.12 Headings; References; Interpretation. The headings contained in this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections, schedules and exhibits to this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders. To the fullest extent permitted by law, this Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting or causing this instrument to be drafted.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

CENTERLINE CAPITAL COMPANY, LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

RELATED SPECIAL ASSETS LLC
By:	The Related Realty Group, Inc., its Manager

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

RELATED GENERAL II, L.P.
By:	RCMP, Inc., its General Partner

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

ACKNOWLEDGED AND ACCEPTED SOLELY WITH RESPECT TO SECTION 5.2: THE RELATED COMPANIES, L.P.
By:	The Related Realty Group, Inc.,
its General Partner

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President